Exhibit 10.1

Execution Version

$1,250,000,000

TERM LOAN CREDIT AGREEMENT

among

BOSTON SCIENTIFIC CORPORATION,
as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

THE BANK OF NOVA SCOTIA,
as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

Dated as of April 21, 2020

WELLS FARGO SECURITIES, LLC,

THE BANK OF NOVA SCOTIA,

BOFA SECURITIES, INC., BARCLAYS BANK PLC,

CITIBANK, N.A., DNB MARKETS, INC.,

JPMORGAN CHASE BANK, N.A.,

ROYAL BANK OF CANADA and SOCIETE GENERALE,

as Joint Lead Arrangers

WELLS FARGO SECURITIES, LLC and

THE BANK OF NOVA SCOTIA

as Joint Bookrunners

BANK OF AMERICA, N.A., BARCLAYS BANK PLC,

CITIBANK, N.A., DNB MARKETS, INC.,

JPMORGAN CHASE BANK, N.A.,

ROYAL BANK OF CANADA and SOCIETE GENERALE,

as Documentation Agents

Page

SECTION 1 DEFINITIONS	1
1.1. Defined Terms	1
1.2. Other Definitional Provisions	19
SECTION 2 AMOUNT AND TERMS OF COMMITMENTS	20
2.1. Loans	20
2.2. Procedure for Borrowing	20
2.3. Fees	21
2.4. Repayment of Loans	21
2.5. Defaulting Lenders	21
2.6. Increase of Term Loan Commitments.	22
SECTION 3 CERTAIN PROVISIONS APPLICABLE TO THE LOANS	23
3.1. Prepayments of Loans	23
3.2. Conversion and Continuation Options	24
3.3. Minimum Amounts and Maximum Number of Tranches	25
3.4. Interest Rates and Payment Dates	25
3.5. Computation of Interest and Fees	25
3.6. Inability to Determine Interest Rate	26
3.7. Pro Rata Treatment and Payments	27
3.8. Illegality	28
3.9. Requirements of Law	28
3.10. Taxes	29
3.11. Indemnity	33
3.12. Change of Lending Office; Removal of Lender	33
3.13. Evidence of Debt	34
SECTION 4 REPRESENTATIONS AND WARRANTIES	34
4.1. Financial Condition	34
4.2. Corporate Existence; Compliance with Law	35
4.3. Corporate Power; Consents and Authorization; Enforceable Obligations	35
4.4. No Legal Bar	36
4.5. No Default	36
4.6. Taxes	36
4.7. Federal Regulations	36
4.8. ERISA	36
4.9. Investment Company Act; Other Regulations	37

- i -

(continued)

Page

4.10. Purpose of Loans	37
4.11. Environmental Matters	37
4.12. Disclosure	38
4.13. No Change	38
4.14. No Material Litigation	38
4.15. Anti-Corruption Laws and Sanctions	38
SECTION 5 CONDITIONS PRECEDENT	39
5.1. Conditions to Closing Date	39
SECTION 6 AFFIRMATIVE COVENANTS	40
6.1. Financial Statements	40
6.2. Certificates; Other Information	41
6.3. Payment of Obligations	42
6.4. Conduct of Business and Maintenance of Existence	42
6.5. Maintenance of Property; Insurance	43
6.6. Inspection of Property; Books and Records; Discussions	43
6.7. Notices	43
6.8. Beneficial Ownership Regulation	44
SECTION 7 NEGATIVE COVENANTS	44
7.1. Financial Covenant	44
7.2. Limitation on Liens	44
7.3. Limitation on Indebtedness pursuant to Receivables Transactions	45
7.4. Limitation on Fundamental Changes	45
7.5. Limitation on Indebtedness of Subsidiaries	46
SECTION 8 EVENTS OF DEFAULT	46
SECTION 9 THE AGENTS	49
9.1. Appointment	49
9.2. Delegation of Duties	49
9.3. Exculpatory Provisions	49
9.4. Reliance by Administrative Agent	50
9.5. Notice of Default	50
9.6. Non-Reliance on Administrative Agent and Other Lenders	50
9.7. Indemnification	51
9.8. Administrative Agent in Its Individual Capacity	51
9.9. Successor Administrative Agent	51

- ii -

(continued)

Page

9.10. The Lead Arrangers, Syndication Agent	52
9.11. Certain ERISA Matters	52
SECTION 10 Reserved	53
SECTION 11 MISCELLANEOUS	53
11.1. Amendments and Waivers	53
11.2. Notices	55
11.3. No Waiver; Cumulative Remedies	57
11.4. Survival of Representations and Warranties	57
11.5. Payment of Expenses and Taxes	57
11.6. Successors and Assigns; Participations and Assignments	58
11.7. Adjustments; Set-off	61
11.8. Counterparts	62
11.9. Severability	62
11.10. Integration	62
11.11. GOVERNING LAW	62
11.12. Submission To Jurisdiction and Waivers	62
11.13. Acknowledgements	63
11.14. Confidentiality	63
11.15. Reserved	64
11.16. Judgment	64
11.17. WAIVERS OF JURY TRIAL	65
11.18. USA Patriot Act Notice	65
11.19. No Advisory or Fiduciary Responsibility	65
11.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	65

SCHEDULES

Schedule I	Names and Commitments of Lenders
Schedule 7.2	Existing Liens
Schedule 7.5	Existing Subsidiary Indebtedness

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Closing Certificate
Exhibit C	[Reserved]
Exhibit D	Form of Assignment and Assumption
Exhibit E-1 – E-4	U.S. Tax Compliance Certificate
Exhibit F	Form of Prepayment Notice

- iii -

(continued)

Page

Exhibit G	Form of Borrowing Request

- ii -

TERM LOAN CREDIT AGREEMENT, dated as of April 21, 2020, among (i) BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (the “Borrower”), (ii) the several banks and other financial institutions or entities from time to time parties hereto (the “Lenders”), and (iii) THE BANK OF NOVA SCOTIA, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make Loans (as defined below) to the Borrower on the terms and conditions set forth herein; and

WHEREAS, the Lenders have agreed to make the Loans available upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1.       Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“2019 Term Loan Agreement”: that certain Term Loan Credit Agreement, dated as of December 5, 2019, among the Borrower, Wells Fargo Bank, National Association, as syndication agent and The Bank of Nova Scotia, as administrative agent thereunder.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) the Eurocurrency Base Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum. For purposes hereof: “Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Base Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Base Rate, respectively.

“ABR Loans”: Loans bearing interest based upon the ABR.

“Accrued Legal Liabilities”: any cash litigation costs, including judgments, orders, awards, settlements and related legal costs, that are accrued prior to, and unpaid as of, August 4, 2017.

“Additional Term Loan Commitment”: as defined in subsection 2.6.

“Administrative Agent”: as defined in the preamble hereto.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Parties”: as defined in subsection 11.2(c).

“Aggregate Exposure Percentage”: as defined in the definition of “Majority Lenders.”

“Agreement”: this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency”: as defined in subsection 11.16(b).

“Anti-Corruption Laws”: the United States Foreign Corrupt Practices Act of 1977, as amended, and all similar laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries prohibiting bribery or corruption.

“Applicable Margin”: with respect to each day for each Type of Loan, the rate per annum based on the Ratings in effect on such day, as set forth under the relevant column heading below:

Ratings	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
Rating I	1.750%	0.750%
Rating II	1.875%	0.875%
Rating III	2.000%	1.000%

“Applicable Screen Rate”: as defined in the definition of “Impacted Interest Period”.

“Arrangers”: Joint Lead Arrangers and Joint Bookrunners.

“Assignee”: as defined in subsection 11.6(c).

“Assignment and Assumption”: as defined in subsection 11.6(c).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies and (c) any Person whose assets include (for the purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in subsection 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System.

“Borrower”: as defined in the preamble hereto.

“Borrower Materials”: as defined in subsection 6.2.

“Borrowing Date”: any Business Day specified in a notice pursuant to subsection 2.2 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business”: as defined in subsection 4.11(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close; provided that if such day relates to any interest rate settings as to a Eurodollar Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, then “Business Day” means any such day that is also a London Banking Day.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Litigation Payments”: as defined in the definition of “Consolidated EBITDA.”

“Closing Date”: April 21, 2020.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I under the heading “Commitment,” as such amount may be reduced or increased from time to time in accordance with the provisions of this Agreement.

“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment at such time constitutes of the aggregate Commitments of all Lenders at such time (or, if the Commitments have terminated or expired, the percentage which (a) the aggregate Loans of such Lender at such time then constitutes of (b) the aggregate Loans of all Lenders at such time).

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(a)(14)(A)-(B) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Sections 414(b), 414(c), 414(m) and 414(o) of the Code.

“Consolidated EBITDA”: of any Person for any period, without duplication, Consolidated Net Income of such Person and its Subsidiaries for such period plus, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of

(a)       income tax expense, including any expenses resulting from income tax disputes with a Governmental Authority,

(b)       Consolidated Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness,

(c)       depreciation expense,

(d)       amortization or write-down of intangibles (including, but not limited to, goodwill) and organization costs,

(e)       any extraordinary, unusual or nonrecurring expenses or losses (to the extent any of the foregoing are non-cash items) (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business (including as a result of write downs of goodwill or net intangible assets) and including special charges and purchased research and development charges in connection with acquisitions and other strategic alliances, inventory step-up charges, fair value adjustments, and unrealized investment impairments),

(f)       any non-cash stock compensation expense in accordance with GAAP,

(g)       any cash litigation costs (other than Accrued Legal Liabilities), including judgments, orders, awards, settlements and related legal costs paid during such period (net of any cash litigation or settlement payments received during such period) (“Cash Litigation Payments”), provided that, solely for the purposes of this definition, the aggregate amount of Cash Litigation Payments under this clause (g) shall not exceed $1,000,000,000 since August 4, 2017,

(h)       any cash or non-cash charges in respect of restructurings, plant closings, staff reductions, distributor network optimization initiatives, distribution technology optimization initiatives or other similar charges, provided that, solely for the purposes of this definition, the aggregate amount of all charges under this clause (h) shall not exceed $500,000,000 since August 4, 2017,

(i)       any income or expense associated with business combinations following the adoption of FASB Statement No. 141(R), “Business Combinations - a replacement of FASB Statement No. 141”, which would have been treated as a cost of the acquisition (e.g., as goodwill) under FASB Statement No. 141, “Business Combinations” including income or expense relating to contingent consideration,

(j)       any Non-Cash Charges, including those attributable to litigation, intangible asset impairment, intellectual property research and development charges, and

(k)       any cash payment of Accrued Legal Liabilities, provided that, solely for the purposes of this definition, since August 4, 2017 the aggregate amount of Accrued Legal Liabilities added back to Consolidated EBITDA pursuant to this clause (k) shall not exceed $1,624,000,000;

and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of

(a)       interest income (except to the extent deducted in determining Consolidated Interest Expense), and

(b)       any extraordinary, unusual or nonrecurring income or gains (to the extent any of the foregoing are non-cash items) (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business, inventory step-up charges, fair value adjustments, and unrealized investment impairments).

Notwithstanding the foregoing, for each of the fiscal quarters ending June 30, 2020, September 30, 2020 and December 31, 2020, the Consolidated EBITDA shall be $670,600,000.

“Consolidated Interest Expense”: of any Person for any period, total interest expense of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries determined in accordance with GAAP (including, all net costs that are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP plus cash receipts received in connection with litigation related Non-Cash Charges and minus cash payments made in connection with such litigation related Non-Cash Charges.

“Consolidated Tangible Assets”: at any date, Consolidated Total Assets minus (without duplication) the net book value of all assets which would be treated as intangible assets, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets”: at any date, the net book value of all assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”: at any date, an amount equal to the aggregate principal amount of all Indebtedness (excluding, for the avoidance of doubt, any operating leases) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP as in effect on the date of this Agreement and with subsection 1.2(e); provided that Indebtedness incurred to prefund a Qualified Acquisition shall not constitute Consolidated Total Debt for purposes of compliance with Section 7.1 until the earlier of (i) the date such Qualified Acquisition has closed or (ii) the date the consummation of such Qualified Acquisition has been abandoned, terminated or expired pursuant to the terms of the relevant acquisition document.

“Continuing Directors”: as defined in subsection 8(i).

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“COVID-19 Pandemic”: the novel strain of coronavirus (SARS-Cov-2) (including all additional variations and strains thereof) and its disease commonly known as COVID-19

(“COVID-19”), which was declared to be a global pandemic by the World Health Organization on March 11, 2020.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: subject to subsection 2.5(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two Business Days of the date required to be funded by it hereunder (other than as a result of a good faith dispute with respect to amount), (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to provide a certification in writing from an authorized officer of such Lender that it will comply with its funding obligations (and is financially able to meet such obligations), provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it and the Borrower, or (d) has (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority as long as such ownership or acquisition interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Disposition” or “Dispose”: the sale, transfer, license, lease or other disposition, whether effected pursuant to a Division or otherwise (including any sale and leaseback transaction), of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person”: as defined in the definition of “Division”.

“Division”: the division of assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Documentation Agents”: Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., DNB Markets, Inc., JPMorgan Chase Bank, N.A., Royal Bank of Canada and Société Générale.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, regulations, statutes, ordinances, codes, decrees or other enforceable requirements or orders of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Rate”:

(a)       for any Interest Period with respect to a Eurodollar Loan, a rate per annum determined in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

where,

“Eurocurrency Base Rate” means with respect to each day during each Interest Period, the rate per annum determined by the Administrative Agent to be the rate administered by the ICE Benchmark Administration (or any successor thereto) as the offered rate for deposits in Dollars with a term comparable to such Interest Period appearing on the Reuters Screen

LIBOR01 Page at approximately 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided that if any Interest Period is an Impacted Interest Period, then the Eurocurrency Base Rate shall be the Interpolated Rate for such Interest Period; and

(b)       for any interest calculation with respect to an ABR Loan, a rate per annum determined in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

where,

“Eurocurrency Base Rate” means for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the rate appearing on the Reuters Screen LIBOR01 Page, at approximately 11:00 A.M., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day.

The Eurocurrency Rate and Eurocurrency Base Rate shall not be less than zero.

“Eurocurrency Reserve Requirements”: for any day as applied to a Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such system.

“Eurodollar Loans”: Loans, the rate of interest applicable to which is based upon clause (a) of the definition of “Eurocurrency Rate”.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Taxes”: as defined in subsection 3.10(a).

“Existing 364-Day Credit Agreement”: that certain Term Loan Credit Agreement, dated as of February 27, 2020, among the Borrower, the several banks and other financial institutions or entities from time to time parties hereto and The Bank of Nova Scotia, as administrative agent thereunder.

“Existing 364-Day Credit Facility Amendment”: that certain amendment to the Existing 364-Day Credit Agreement dated on or around the Closing Date.

“Existing Facility Amendments”: the Existing Revolving Credit Facility Amendment and the Existing 364-Day Credit Facility Amendment.

“Existing Revolving Credit Agreement”: that certain Revolving Credit Agreement, dated as of December 19, 2018, among the Borrower, the several banks and other financial institutions or entities from time to time parties hereto and Wells Fargo Bank, National Association, as administrative agent thereunder.

“Existing Revolving Credit Facility Amendment”: that certain amendment to the Existing Revolving Credit Agreement dated on or around the Closing Date.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements with respect thereto, any law, regulations, or other official guidance enacted in any other jurisdictions relating to such intergovernmental agreement, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“GAAP”: generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in subsection 6.1.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other unrelated third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”: all agreements with non-related third parties with respect to any swap, forward, future or derivative transaction or option or similar agreements involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no employee benefit plan of the Borrower or any of its Subsidiaries shall be a “Hedge Agreement.”

“Impacted Interest Period”: any Interest Period for which the applicable rate or screen used to determine the applicable rate (the “Applicable Screen Rate”) shall not be available at the applicable time for such Interest Period.

“Indebtedness”: of any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of such Person’s business and payable in accordance with customary practices and earn-outs and other similar obligations in respect of acquisition and other similar agreements), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all indebtedness of such Person, determined in accordance with GAAP, arising out of a Receivables Transaction, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (k) for the purposes of subsection 8(f) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall, for the avoidance of doubt, exclude any operating leases (as defined in GAAP as in effect on the date of this Agreement) and the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such

Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“indemnified liabilities”: as defined in subsection 11.5.

“indemnified party”: as defined in subsection 11.5.

“Information”: as defined in subsection 11.14.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(i)       initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if available to all Lenders, twelve) months thereafter (or any shorter period as all relevant Lenders agree), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)       thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if available to all Lenders, twelve) months thereafter (or any shorter period as all relevant Lenders agree), as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)       if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)       any Interest Period in respect of any Loans made by any Lender that would otherwise extend beyond the Termination Date applicable to such Loan shall end on such Termination Date; and

(3)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Applicable Screen Rate for the longest period (for which the Applicable Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Applicable Screen Rate for the shortest period (for which that Applicable Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time. The Interpolated Rate shall not be less than zero.

“Joint Bookrunners”: Wells Fargo Securities, LLC and The Bank of Nova Scotia.

“Joint Lead Arrangers”: Wells Fargo Securities, LLC, The Bank of Nova Scotia, BofA Securities, Inc., Barclays Bank PLC, Citibank, N.A., DNB Markets, Inc., JPMorgan Chase Bank, N.A., Royal Bank of Canada and Société Générale.

“Judgment Currency”: as defined in subsection 11.16(b).

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”: as defined in the preamble hereto together with any affiliate of any such Person through which such Person elects, by notice to the Administrative Agent and the Borrower, to make any Loans available to the Borrower; provided that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 11.1 of this Agreement, the Lender making such election shall be deemed the “Person” rather than such affiliate, which shall not be entitled to vote or consent.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing but excluding for all purposes hereunder any letter of credit).

“Loan”: as defined in subsection 2.1.

“Loan Documents”: this Agreement and any Notes.

“London Banking Day”: any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority Lenders”: Lenders whose Aggregate Exposure Percentage in the aggregate is more than 50%. “Aggregate Exposure Percentage”: as at any date of determination with respect to any Lender (a) at any time prior to the termination of the Commitments, the aggregate Commitments of such Lender divided by the aggregate Commitments of all Lenders and (b) at any time after the termination of the Commitments, the aggregate outstanding principal amount of the Loans of such Lender divided by the aggregate outstanding principal amount of Loans of all Lenders; provided that the Commitment of, and the aggregate outstanding principal amount of Loans held or deemed to be held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder, provided, that notwithstanding anything to the contrary set forth herein, solely for purposes of determinations that are made during the period from the Closing Date through and including December 31, 2020 of whether a Material Adverse Effect exists, the direct and indirect impacts of the COVID-19 Pandemic on the business, property, liabilities (actual and contingent), operations, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole that were disclosed to the Lenders on or prior to the Closing Date shall not be deemed to constitute a Material Adverse Effect.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Leverage Ratio”: (i) for the fiscal quarters ending June 30, 2020, September 30, 2020 and December 31, 2020, the Maximum Leverage Ratio shall be 4.75 to 1.00 and (ii) for the fiscal quarter ending March 31, 2021, the Maximum Leverage Ratio shall be 4.50 to 1.00.

“Moody’s”: Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Debt Proceeds”: as defined in subsection 3.1.

“Net Equity Proceeds”: as defined in subsection 3.1.

“Non-Cash Charges”: (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 11.1 and (ii) has been approved by the Majority Lenders.

“Non-Excluded Taxes”: as defined in subsection 3.10(a).

“Non-U.S. Lender”: a Lender that is not a U.S. Person.

“Notes”: as defined in subsection 3.13(d).

“NYFRB”: the Federal Reserve Bank of New York.

“Obligations”: collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower under this Agreement and other Loan Documents to which it is a party (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, Hedge Agreements entered into with Lenders or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Loan Document).

“Participant”: as defined in subsection 11.6(b).

“Participant Register”: as defined in subsection 11.6(b).

“Patriot Act”: as defined in subsection 11.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 C.F.R. §2510.3-101, et. Seq., as modified by Section 3(42) of ERISA.

“Platform”: as defined in subsection 6.2(c).

“Properties”: as defined in subsection 4.11(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in subsection 6.2.

“Qualified Acquisition”: any transaction permitted under this Agreement and consummated on or after the Closing Date, (a) by which the Borrower or any of its Subsidiaries (i) acquires any going concern or business or all or substantially all of the assets of any firm, corporation or limited liability company, or division or business unit thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires at least a majority (in number of votes) of the Capital Stock of a Person if the aggregate amount of Indebtedness incurred by the Borrower and its Subsidiaries to finance the purchase price and other consideration for such transaction, plus the amount of Indebtedness assumed by the Borrower and its Subsidiaries in connection with such transaction, is at least $1,000,000,000 and (b) for which the Borrower notifies the Administrative Agent in writing prior to or promptly upon consummation of such transaction that such transaction shall be a “Qualified Acquisition” for purposes of this Agreement.

“Rating”: the respective rating of each of the Rating Agencies applicable to the long-term senior unsecured non-credit enhanced debt of the Borrower, as announced by the Rating Agencies from time to time.

“Rating Agencies”: collectively, Moody’s and S&P.

“Rating Category”: each of Rating I, Rating II and Rating III.

“Rating I, Rating II and Rating III”: the respective Ratings set forth below:

Rating Category	Moody’s	S&P
Rating I	greater than or equal to Baa1	greater than or equal to BBB+
Rating II	equal to Baa2	equal to BBB
Rating III	lower than or equal to Baa3	lower than or equal to BBB-

If different Ratings Categories are applicable, the higher Ratings Category shall apply unless one of the two Ratings is two or more levels lower than the other, in which case the Ratings Category shall be the level immediately below that of the higher of the two Ratings.

“Receivables”: any accounts receivable of any Person, including, without limitation, any thereof constituting or evidenced by chattel paper, instruments or general intangibles (as defined in the Uniform Commercial Code of the State of New York), and all proceeds thereof and rights (contractual and other) and collateral related thereto.

“Receivables Transaction”: any transactions or series of related transactions providing for the financing of Receivables of the Borrower or any of its Subsidiaries.

“Register”: as defined in subsection 11.6(d).

“Related Parties”: with respect to any Person, such Person’s Affiliates and partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under regulations issued under PBGC Reg. § 4043 or which notice is otherwise waived by PBGC.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer or the president of the Borrower or, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or any option, warrant or other right to acquire any such Capital Stock.

“S&P”: Standard & Poor’s Ratings Services or any successor thereto.

“Sanctioned Country”: a country or territory which is the subject or target of any Sanctions (as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the

Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50 percent or more owned or controlled by any such Person.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or the United Kingdom.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Subsidiary”: as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Syndication Agent”: Wells Fargo Bank, National Association.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments or other charges in the nature of a tax imposed by any Governmental Authority, including any interest additions or penalties applicable thereto.

“Termination Date”: April 20, 2021.

“Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Transaction Costs”: all fees, costs and expenses incurred or payable by the Borrower or any of its Subsidiaries in connection with the Transactions.

“Transactions”: the (i) execution and delivery of this Agreement and the other Loan Documents, (ii) the borrowing of Loans and the use of the proceeds thereof and (iii) the payment of Transaction Costs.

“Transferee”: as defined in subsection 11.6(f).

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority,

which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States”: the United States of America (including the states, commonwealths and territories thereof and the District of Columbia).

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in subsection 3.10(c)(B)(iii).

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.       Other Definitional Provisions.

(a)       Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

(b)       As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)       The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)       The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)       Computations of amounts and ratios referred to herein shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Accounting Standards Update 2016-02, Leases (Topic 842) issued February 2016, as amended from time to time.

(f)       For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1.       Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan in Dollars (together with any term loan made pursuant to subsection 2.6, a “Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender. The Loans may be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 3.2. Amounts borrowed under this subsection 2.1 and repaid or prepaid may not be reborrowed.

2.2.       Procedure for Borrowing. The Borrower may borrow under the Commitments on the Closing Date, provided that the Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit G, which notice must be received by the Administrative Agent prior to 12:00 P.M., New York City time, in the case of ABR Loans, on the Closing Date or, in the case of Eurodollar Loans, three Business Days prior to the Closing Date, in each case specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which, for the avoidance of doubt, will be the Closing Date), (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Period therefor. The borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Prior to (x) with respect to Eurodollar Loans, 10:00 A.M., New York City time, or (y) with respect to ABR Loans, 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower, each Lender will make an amount equal to its Commitment Percentage of the principal amount of the Loans requested to be made on such Borrowing Date available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in writing by the Administrative Agent to the Lenders in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3.       Fees.

(a)       Fees. The Borrower agrees to pay the Administrative Agent, the Lead Arrangers and the Syndication Agent (or their affiliates or designees) the fees (if any), in each case in the amounts and on the dates separately agreed to in writing by the Borrower and the Administrative Agent, the Lead Arrangers and the Syndication Agent, respectively.

(b)       General. All fees payable under this subsection 2.3 shall be paid on the dates due, in Dollars and in immediately available funds.

2.4.       Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 3.4.

2.5.       Defaulting Lenders.

(a)       Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)       That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in subsection 11.1.

(ii)       Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to subsection 11.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in an interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(b)       If the Borrower and the Administrative Agent agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)       If any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Defaulting Lender and the Administrative Agent, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, subsection 11.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)       the Borrower shall have paid to the Administrative Agent the assignment fee specified in subsection 11.6;

(ii)       such Defaulting Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under subsection 3.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)       such assignment does not conflict with applicable laws; and

(iv)       such Defaulting Lender shall not be required to sign and deliver any assignment form in order for such assignment to become effective.

(d)       A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.6.       Increase of Term Loan Commitments.

The Borrower shall have the right to increase the Commitments on the same terms as the existing Commitment and Loans from time to time in an aggregate principal amount not to exceed $400,000,000 upon prior notice to the Administrative Agent and pursuant to procedures established by the Administrative Agent and acceptable to the Borrower. Each such increase

(each, an “Additional Term Loan Commitment”) shall be in a principal amount of at least $25,000,000, and no such increase shall become effective (i) if a Default or Event of Default then exists or would exist immediately after giving effect thereto and (ii) unless all representations and warranties made by the Borrower required to be made pursuant to Section 4 in this Agreement and the other Loan Documents are true in all material respects as of the date of such increase. Each bank or other financial institution (other than an existing Lender or Lender Affiliate providing any Additional Term Loan Commitments) shall be reasonably acceptable to the Administrative Agent and the Borrower and shall be a “Lender” for all purposes under this Agreement. No Lender shall have any obligation to provide any such Additional Term Loan Commitments unless and until it shall expressly agree under the applicable procedures to do so, at which time such Lender shall be deemed to have made an Additional Term Loan Commitment. The Lenders agree that this Agreement and the other Loan Documents may be amended from time to time with the consent of the Administrative Agent and the Borrower to reflect such Additional Term Loan Commitments in connection with this subsection 2.6.

SECTION 3

CERTAIN PROVISIONS APPLICABLE TO THE LOANS

3.1.       Prepayments of Loans.

(a)       The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (other than any amounts payable pursuant to subsection 3.11 if such prepayment is of Eurodollar Loans and is made on a day other than the last day of the Interest Period with respect thereto), upon at least three Business Days’ irrevocable notice to the Administrative Agent, substantially in the form of Exhibit F; provided further that such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments of Loans shall be in an aggregate principal amount of at least $1,000,000 or in an integral multiple of $100,000 in excess thereof.

(b)       Upon the issuance or incurrence by the Borrower of any Indebtedness as defined in clause (a) or (c) of the definition thereof (other than (i) intercompany Indebtedness among the Borrower and/or its Subsidiaries, (ii) purchase money indebtedness incurred in the ordinary course of business, (iii) any overdraft facility and (iv) issuances of commercial paper), the Borrower shall prepay the Loans in an amount equal to the excess (such excess being the “Net Debt Proceeds”) of (i) the sum of proceeds received in connection with such transaction over (ii) the underwriting discounts and commissions, taxes and fees (including investment banking fees, attorneys’ fees and accountants’ fees) and other reasonable and customary out-of-pocket expenses, incurred by the Borrower in connection therewith. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment of Loans upon receipt of the Net Debt Proceeds from or in connection with (i) refinancings of, or the issuance or incurrence of Indebtedness to refinance, the Existing 364-Day Credit Agreement, (ii) borrowings under the

Existing Revolving Credit Agreement and (iii) borrowings of any Loan pursuant to subsection 2.6, provided that, prior to the application to the Loans as set forth above, the Borrower may elect, in its discretion and by written notice to the Administrative Agent of the timing, allocation and amount thereof, to apply up to an aggregate amount of $500,000,000 of Net Debt Proceeds and Net Equity Proceeds applied pursuant to the proviso in subsection 3.1(c) to repay “Loans” under and as defined in the Existing Revolving Credit Agreement and/or up to an aggregate amount of $750,000,000 of Net Debt Proceeds and Net Equity Proceeds applied pursuant to the proviso in subsection 3.1(c) to prepay “Loans” under and as defined in the Existing 364-Day Credit Agreement.

(c)       Upon the sale or issuance by the Borrower of any Capital Stock and, without duplication of clause (b) above, any convertible security (other than (i) issuances pursuant employee stock plans or other benefit or employee incentive arrangements and (ii) an issuance of shares of Capital Stock upon the exercise of warrants, options or other rights for the purchase of such Capital Stock), the Borrower shall prepay the Loans in an amount equal to the excess (such excess being the “Net Equity Proceeds”) of (x) the sum of proceeds received in connection with such sale or issuance over (y) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower in connection therewith, immediately upon receipt thereof by the Borrower, provided that, prior to the application to the Loans as set forth above, the Borrower may elect, in its discretion and by written notice to the Administrative Agent of the timing, allocation and amount thereof, to apply up to an aggregate amount of $500,000,000 of Net Equity Proceeds and Net Debt Proceeds applied pursuant to the proviso in subsection 3.1(b) to repay “Loans” under and as defined in the Existing Revolving Credit Agreement and/or up to an aggregate amount of $750,000,000 of Net Equity Proceeds and Net Debt Proceeds applied pursuant to the proviso in subsection 3.1(b) to prepay “Loans” under and as defined in the Existing 364-Day Credit Agreement.

(d)       Each prepayment of Loans pursuant to this subsection 3.1 shall be accompanied by the payment of unpaid accrued interest on the principal amount so prepaid and any amounts payable under subsection 3.11 in connection with such prepayment.

3.2.       Conversion and Continuation Options.

(a)       The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

(b)       Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date, and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted, any such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

3.3.       Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. In no event shall there be more than seven Tranches outstanding at any time.

3.4.       Interest Rates and Payment Dates.

(a)       Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such Interest Period plus the Applicable Margin in effect for such day.

(b)       Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)       If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and/or any such overdue interest or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 3.4 plus 2% or (y) in the case of any such overdue interest or other amount, the rate described in paragraph (b) of this subsection 3.4 plus 2%, in each case from the date of such non-payment until such overdue principal, interest or other amount is paid in full (as well after as before judgment).

(d)       Interest pursuant to this subsection 3.4 shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 3.4 shall be payable from time to time on demand.

3.5.       Computation of Interest and Fees.

(a)       All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR when it is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)       Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of either of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsections 3.4(a) or (b).

3.6.       Inability to Determine Interest Rate.

(a)       If prior to the first day of any Interest Period:

(i)       the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(ii)       the Administrative Agent shall have received notice from the Majority Lenders that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy, email or other electronic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (w) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, provided, that, notwithstanding the provisions of subsection 2.2, the Borrower may cancel the request for such Eurodollar Loan by written notice to the Administrative Agent one Business Day prior to the first day of such Interest Period and the Borrower shall not be subject to any liability pursuant to subsection 3.11 with respect to such cancelled request, (x) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (y) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

(b)       If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clauses (a)(i) or (ii) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clauses (a)(i) or (ii) above have not arisen but the supervisor for the administrator of the Eurocurrency Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency

Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in subsection 11.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Majority Lenders stating that such Majority Lenders object to such amendment; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

3.7.       Pro Rata Treatment and Payments.

(a)       Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. Amounts prepaid on account of the Loans may not be reborrowed.

(b)       The borrowing by the Borrower of Loans on any Borrowing Date from the Lenders hereunder shall be made pro rata according to the Commitment Percentages of the Lenders in effect on such Borrowing Date. Unless otherwise set forth herein, all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Administrative Agent’s office specified in subsection 11.2 and in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(c)       Notwithstanding the foregoing, payments may be made on a non pro rata basis under this Agreement in order to give effect to subsection 2.5.

(d)       Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative

Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 3.7 shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon equal to the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

3.8.       Illegality. Notwithstanding any other provision herein, if after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.11.

3.9.       Requirements of Law.

(a)       If, due to either (i) the introduction of or any change in any law or regulation or in the interpretation or administration of any law or regulation by any Governmental Authority charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority that would be complied with generally by similarly situated banks or lenders acting reasonably (whether or not having the force of law and for the avoidance of doubt, including any changes resulting from requests, rules, guidelines or directives concerning capital adequacy issued after the date hereof in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or promulgated after the date hereof by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Loans (except any reserve or other requirement contemplated by subsection 3.9(b) or (c) other than as set forth below) by an amount deemed by such Lender to be material (except, for the avoidance of doubt, for Non-Excluded Taxes indemnified under subsection 3.10 and Excluded Taxes), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)       If, due to either (i) the introduction of or any change in or interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental or regulatory authority which becomes effective after the date hereof (for the avoidance of doubt, including any changes resulting from requests, rules, guidelines or directives concerning capital adequacy issued after the date hereof in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or promulgated after the date hereof by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III), there shall be any increase in the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender and the amount of such capital is increased by or based upon the existence of such Lender’s Loans or commitment to extend credit and other commitments of this type by an amount deemed by such Lender to be material, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Loans or commitment to extend credit hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes as to the calculations therein, absent manifest error. Such certificate shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.

(c)       For purposes of the foregoing paragraphs (a) and (b), the amendments to 12 C.F.R. Part 327 set forth in the final rule attached to the Federal Deposit Insurance Corporation Financial Institution Letter FIL-8-2011, dated February 9, 2011, shall be deemed to have been introduced and adopted after the date of this Agreement.

3.10.       Taxes.

(a)       All payments made by the Borrower under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes excluding (i) all net income Taxes, franchise Taxes or other Taxes, including branch profits Taxes, in each case imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) in the case of a Lender other than an assignee pursuant to a request by a Borrower under subsection 3.12, any U.S. federal withholding Tax that is imposed under a law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to this Section, (iii) any withholding Tax imposed as a result of a Lender failing to comply with subsection 3.10(c) and (iv) any U.S. federal Taxes that are imposed by reason of FATCA (Taxes in clauses (i) to (iv) being “Excluded Taxes”). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Loan Document as determined in good faith by the applicable withholding agent, (x) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (y) if such Taxes are non-excluded Taxes (“Non-Excluded Taxes”) the amounts so payable by the Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in such Loan Document as if such withholding or deduction had not been made. Whenever any Taxes are payable by the Borrower pursuant to this Section, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or other evidence of such payment satisfactory to the Administrative Agent (in its reasonable discretion). If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection 3.10 shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

(b)       The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 20 days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this subsection 3.10) payable by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that the Borrower shall not be obligated to indemnify the Administrative Agent or any such Lender pursuant to this subsection 3.10(b) in respect of penalties, interest or reasonable expenses if such penalties, interest or reasonable expenses are attributable to the gross negligence or willful misconduct of the person seeking indemnification.

(c)       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subsections 3.10(c)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event the Borrower is a U.S. Person,

(A)       any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)       any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)       in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)       executed originals of IRS Form W-8ECI;

(iii)       in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv)       to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S.

Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)       any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form pursuant to this Section that such Lender is not legally able to deliver.

(d)       If the Borrower pays any additional amounts or makes an indemnity payment under this subsection 3.10 to any Lender or the Administrative Agent, and such Lender or the Administrative Agent determines in its sole discretion exercised in good faith that it has actually received in connection therewith any refund of the underlying Non-Excluded Taxes, such Lender or the Administrative Agent shall pay to the Borrower an amount equal to such refund which was obtained by such Lender or Administrative Agent (but only to the extent of indemnity payments made, or additional amounts paid by the Borrower under this subsection 3.10 with respect to the Non-Excluded Taxes giving rise to such refund) net of all reasonable out-of-pocket expenses of the Lender or the Administrative Agent with respect to such refund, and without interest (other than any interest paid by the relevant taxation authority); provided, however, that the Borrower, upon the request of the Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower to any Lender or the Administrative Agent in the event any Lender or the Administrative Agent is required to repay such refund, plus interest and penalties (excluding interest and penalties attributable to the negligence or willful misconduct of such Lender or the Administrative Agent). This paragraph shall not be construed to require any Lender or the Administrative Agent to disclose any confidential information to the Borrower or any other Person (including its Tax returns).

(e)       Each Lender shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto (but only to the extent not already paid by the Borrower), as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection 3.10(e).

3.11.       Indemnity. The Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or any other Loan Document or (c) the making of a prepayment of Eurodollar Loans or the conversion of Eurodollar Loans to ABR Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

3.12.       Change of Lending Office; Removal of Lender. Each Lender agrees that if it makes any demand for payment under subsection 3.9 or 3.10(a), or if any adoption or change of the type described in subsection 3.8 shall occur with respect to it, (i) it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 3.9 or 3.10(a), or would eliminate or reduce the effect of any adoption or change described in subsection 3.8 or (ii) it will, upon at least five Business Days’ notice from the Borrower to such Lender and the Administrative Agent, assign, pursuant to and in accordance with the provisions of subsection 11.6(c) and 11.19, to one or more Assignees designated by the Borrower all, but not less than all, of such Lender’s rights and obligations hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of each Loan then owing to such Lender plus any accrued but unpaid interest thereon and any accrued but unpaid fees owing thereto (if any) and, in addition, all additional costs and reimbursements, expense reimbursements and indemnities, if any, owing in respect of such Lender’s Commitment hereunder at such time (including any amount that would be payable under subsection 3.11 if such assignment were, instead, a prepayment in full of all amounts owing to such Lender) shall be paid to such Lender.

3.13.       Evidence of Debt.

(a)       Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)       The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)       The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 3.13(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)       The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Note”).

SECTION 4
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants on the Closing Date to the Administrative Agent and each Lender that:

4.1.       Financial Condition. The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at each of December 31, 2019 and December 31, 2018 and the related consolidated statements of operations and of cash flows for the fiscal years ended on such dates, reported on by Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the date of the Borrower’s most recent publicly available Form 10-Q and the related unaudited consolidated statements of operations and of cash flows for the fiscal period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and materially correct and present fairly (subject to normal year-end audit adjustments) the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal period then ended. All such annual financial statements, including the related schedules and notes thereto, were, as of the date prepared, prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). The quarterly financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Act of 1933. Accordingly, such quarterly financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Borrower, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any of the following except as disclosed in the Borrower’s Form 10-K and 10-Q filings: any material Guarantee Obligation, material contingent liability or material liability for taxes, or any material long-term lease or material unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing financial statements or in the notes thereto.

4.2.       Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except to the extent that the failure of the foregoing clauses (a) and (b) (in each such case, only with respect to Subsidiaries of the Borrower), (c) and (d) to be true and correct could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.3.       Corporate Power; Consents and Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to (i) authorize the borrowings on the terms and conditions of this Agreement and any Notes and (ii) to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority (including, without limitation, exchange control) or any other Person is required with respect to the Borrower or any of its

Subsidiaries in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is party. This Agreement and each other Loan Document to which the Borrower is, or is to become, a party has been or will be, duly executed and delivered on behalf of the Borrower. This Agreement and each other Loan Document to which the Borrower is, or is to become, a party constitutes or will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, examination, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.4.       No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation which could reasonably be expected to have a Material Adverse Effect.

4.5.       No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.6.       Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be), except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.7.       Federal Regulations. No part of the proceeds of any Loans will be used in any manner that would violate Regulation U of the Board as now and from time to time hereafter in effect.

4.8.       ERISA. Neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 302 of ERISA), whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan other than a Multiemployer Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code, where the liability could be reasonably expected to result in a Material Adverse Effect; provided, however, that with respect to any Multiemployer Plan, such representation is made only to the knowledge of the Borrower. No termination of a Single Employer Plan pursuant to Section 4041(c) or 4042 of ERISA has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.

There has been no determination that any Single Employer Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA). Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted in liability and to the knowledge of the Borrower, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made which liability could be reasonably expected to result in a Material Adverse Effect. To the Borrower’s knowledge, no Multiemployer Plan is in Insolvency or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

4.9.       Investment Company Act; Other Regulations. The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.10.       Purpose of Loans. The proceeds of the Loans shall be used to repay existing short term Indebtedness and finance working capital and general corporate needs of the Borrower and its Subsidiaries.

4.11.       Environmental Matters. Except to the extent that the failure of the following statements to be true and correct could not reasonably be expected to have a Material Adverse Effect:

(a)       The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

(b)       The Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”) which could reasonably be expected to materially interfere with the continued operation of the Properties or Business or materially impair the fair saleable value thereof.

(c)       Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)       Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(e)       No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)       There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of, or in amounts or in a manner that could reasonably be expected to give rise to liability under, Environmental Laws.

4.12.       Disclosure. The statements and information contained herein and in any of the information provided to the Administrative Agent or the Lenders in writing in connection with this Agreement, taken as a whole, do not contain any untrue statement of any material fact, or omit to state a fact necessary in order to make such statements or information not misleading in any material respect, in each case in light of the circumstances under which such statements were made or information provided as of the date so provided.

4.13.       No Change. There has been no change, effect, event, occurrence, state of facts or development which individually or in the aggregate has had or would reasonably be expected to result in a Material Adverse Effect since the Form 10-Q or Form 10-K most recently filed by the Borrower with the Securities and Exchange Commission.

4.14.       No Material Litigation. There are no actions, suits, proceedings, claims or disputes pending at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed on the Form 10-Q or Form 10-K most recently filed by the Borrower with the Securities and Exchange Commission, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.15.       Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and Sanctions applicable to the Borrower, its Subsidiaries and their respective directors, officers and employees, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers and employees and directors are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the Borrower’s knowledge, any of their respective directors or officers or (b) to the Borrower’s knowledge, any of the Borrower’s or such Subsidiary’s respective employees is a Sanctioned Person or organized or resident in a Sanctioned Country. Neither the Loans nor the use of proceeds contemplated by this Agreement will be used by the Borrower or any of its Subsidiaries directly or to its knowledge indirectly to violate applicable Anti-Corruption Laws or applicable Sanctions.

SECTION 5
CONDITIONS PRECEDENT

5.1.       Conditions to Closing Date. The effectiveness of this Agreement, and the agreement of each Lender to make any Loan, on the Closing Date is subject to the satisfaction (or waiver in accordance with subsection 11.1) on the Closing Date of the following conditions precedent:

(a)       Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of each Lender and the Borrower, with a counterpart for each Lender and original Notes executed by the Borrower, in favor of each Lender requesting a Note.

(b)       Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

(c)       Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

(d)       Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of counsel to the Borrower (which may be delivered in part by in-house counsel to the Borrower), covering the matters set forth in Exhibit C. Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require

(e)       Fees. All accrued fees and reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel to the Administrative Agent and the Lead Arrangers) of the Administrative Agent, Lenders and the Lead Arrangers through the Closing Date invoiced with reasonable detail at least three Business Days prior to the Closing Date in connection with the Loan Documents shall have been paid; provided that the Administrative Agent shall have provided an estimate and available reasonable detail five business days prior to the Closing Date.

(f)       No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made.

(g)       No conflicts. No law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes material adverse conditions upon the Transactions or this Agreement. All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required (without the imposition of any materially burdensome condition or qualification in the reasonable judgment of the Lenders) and all such approvals shall be in full force and effect. The Transactions shall be in compliance with all applicable laws and regulations.

(h)       Know Your Customer Information. The Administrative Agent shall have received at least three Business Days prior to the Closing Date all documentation and other information about the Borrower as has been reasonably requested by the Administrative Agent at least five Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(i)       Repayment of the 2019 Term Loan Agreement. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Borrower has paid in full all obligations under the 2019 Term Loan Agreement and the 2019 Term Loan Agreement has been terminated and is of no further force and effect.

(j)       Borrowing Notice. The Administrative Agent shall have received the notice of Borrowing in accordance with subsection 2.2.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

(k)       Existing Facility Amendments. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Existing Facility Amendments have become effective prior to, or will become effective concurrently with, the occurrence of the Closing Date.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Loans (or any of them) remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Documents, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

6.1.       Financial Statements. Furnish to each Lender:

(a)       as soon as available, but in any event not later than 20 days after required to be filed with the Securities and Exchange Commission at the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations and stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b)       as soon as available, but in any event not later than 15 days after required to be filed with the Securities and Exchange Commission at the end of each of the first three quarterly periods of each fiscal year of the Borrower commencing with the fiscal quarter ending on or about March 31, 2020, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations for such quarter and the portion of the fiscal year through the end of such quarter and of cash flows of the Borrower and its consolidated Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)       all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided, that it is hereby acknowledged that the quarterly financial statements delivered pursuant to paragraph (b) above may not include all of the information and footnotes required by GAAP for complete annual financial statements.

Any financial statement required to be furnished pursuant to this subsection 6.1 may be delivered electronically and if so delivered, shall be deemed to have been furnished on the earlier of the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website at the website address listed in subsection 11.2(a), (ii) on which such documents are posted on the Securities and Exchange Commission’s website (www.sec.gov), or (iii) on which such documents are posted on the Borrower’s behalf on any website to which each Lender and Administrative Agent have access (whether a commercial, third-party website such as Intralinks or DebtDomain or whether sponsored by the Administrative Agent); provided that the Borrower shall give notice (which may be in the form of facsimile or electronic mail) of any such posting to the Administrative Agent (who shall then give notice of any such posting to the Lenders). Notwithstanding the foregoing, the Borrower shall deliver paper copies of any financial statement referred to in this subsection 6.1 to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

6.2.       Certificates; Other Information. Furnish to the Administrative Agent with sufficient copies for the Lenders:

(a)       concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and 6.1(b), a certificate of a Responsible Officer stating that such Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate, and including calculations demonstrating compliance with subsection 7.1 (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)       within ten days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority, and promptly after the same are issued, copies of all press releases issued by the Borrower; and

(c)       promptly, such additional financial and other information as any Lender may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined in subsection 11.14), they shall be treated as set forth in subsection 11.14); (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (d) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.3.       Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (other than where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be), except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.4.       Conduct of Business and Maintenance of Existence. (a) Continue to engage in business of the same general type as conducted by it on the Closing Date; (b) preserve, renew and keep in full force and effect its corporate existence (except with respect to Subsidiaries of the Borrower as could not in the aggregate be reasonably expected to have a Material Adverse Effect); (c) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 9.4; and (d) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

6.5.       Maintenance of Property; Insurance. Keep all property necessary in its business in good working order and condition except to the extent that failure to do so could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are adequate for conducting its business; and furnish to each Lender, upon written request, full information as to the insurance carried.

6.6.       Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender (upon reasonable advance notice coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

6.7.       Notices. Promptly give notice (unless available in the public filings or releases of the Borrower or its Subsidiaries) to the Administrative Agent and each Lender of:

(a)       the occurrence of any Default or Event of Default;

(b)       any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time involving the Borrower or any of its Subsidiaries, which in either case, could reasonably be expected to have a Material Adverse Effect; and

(c)       the following events, as soon as reasonably possible and in any event within 30 days after the Borrower knows of the event: (i) the occurrence or reasonably expected occurrence of any Reportable Event with respect to any Plan, a failure of the Borrower, its Subsidiaries or a Commonly Controlled Entity to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan, any determination that a Single Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), or any withdrawal by the Borrower or a Commonly Controlled Entity from, or the termination or Insolvency of, any Multiemployer Plan or determination that any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Borrower, any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal by the Borrower or a Commonly Controlled Entity from, or the termination or Insolvency of, any Plan (other than the termination of any Single Employer Plan pursuant to Section 4041(b) of ERISA), or with respect to any determination that any Single Employer Plan is in “at risk” status or any such Multiemployer Plan is in “endangered” or “critical” status; where, in connection with any of the foregoing in clause (i) or (ii), only to the extent the amount of liability the Borrower or any Commonly Controlled Entity could reasonably be expected to have arising from an event has a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

6.8.       Beneficial Ownership Regulation. Promptly following a request by a Lender therefor, the Borrower shall provide to any such Lender information and documentation reasonably requested by such Lender for purposes of compliance with the Beneficial Ownership Regulation.

SECTION 7

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Loans (or any of them) remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Documents, the Borrower shall not, and (except with respect to subsection 7.1) shall not permit any of its Subsidiaries to, directly or indirectly:

7.1.       Financial Covenant. Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed the Maximum Leverage Ratio.

7.2.       Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)       Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c)       pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d)       deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)       easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

(f)       Liens in existence as of the Closing Date listed on Schedule 7.2, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)       Liens securing Indebtedness of the Borrower and its Subsidiaries incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)       Liens on the property or assets of a corporation which becomes a Subsidiary after the date hereof, provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

(i)       Liens created pursuant to any Receivables Transaction permitted pursuant to subsection 9.3; and

(j)       Liens (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Borrower and all Subsidiaries) the greater of (i) $500,000,000 and (ii) 7.5% of the Consolidated Tangible Assets, in aggregate amount at any time.

7.3.       Limitation on Indebtedness pursuant to Receivables Transactions. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness pursuant to any Receivables Transaction, except for Indebtedness pursuant to all Receivables Transactions in an aggregate principal amount not exceeding 20% of Consolidated Tangible Assets.

7.4.       Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), consummate a Division as the Dividing Person, or convey, sell, lease, assign, transfer or otherwise Dispose of, all or substantially all of its property, business or assets, except:

(a)       any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation);

(b)       any Subsidiary of the Borrower that is inactive or no longer needed in the Borrower’s consolidated group structure may be liquidated, dissolved, or otherwise eliminated under applicable law, so long as any remaining significant assets of such Subsidiary are transferred to the Borrower or to another of Borrower’s wholly owned Subsidiaries (as a liquidation distribution or otherwise);

(c)       the Borrower or any wholly owned Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary, and, so long as no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof, the Borrower or any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any non-wholly owned Subsidiary of the Borrower for fair market value;

(d)       any non-wholly owned Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary of the Borrower for fair market value or may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other non-wholly owned Subsidiary of the Borrower; and

(e)       the Borrower or any Subsidiary of the Borrower may be merged or consolidated with or into another Person; provided that the Borrower or such Subsidiary shall be the continuing or surviving corporation and no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof (and, in the case of any such transaction involving a Subsidiary, such Subsidiary shall continue to be a Subsidiary or the Borrower shall have received fair market value therefor as determined by the Board of Directors of the Borrower); and provided further that the Borrower may not be merged or consolidated with or into any Subsidiary.

7.5. Limitation on Indebtedness of Subsidiaries. Permit any Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness in excess of 12.5% of Consolidated Tangible Assets in the aggregate at any time for all such Subsidiaries, except for (i) Indebtedness permitted by subsection 7.3 hereof, (ii) any Indebtedness of any Subsidiary of the Borrower owing to the Borrower or to any other Subsidiary of the Borrower and (iii) Indebtedness in existence on the Closing Date listed on Schedule 7.5.

7.6.       Limitation on Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock and (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.

SECTION 8

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)       The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any fee or other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)       Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)       The Borrower shall default in the observance or performance of any covenant contained in subsections 6.4(b), 6.7(a) or in Section 7; or

(d)       The Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided above in this Section 8), and such default described in this clause (d) shall continue unremedied for a period of 30 days; or

(e)       The Borrower or any of its Subsidiaries shall: (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided, however, that no Default or Event of Default shall exist under this paragraph unless the aggregate amount of Indebtedness and/or Guarantee Obligations in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least $150,000,000; or

(f)       (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, examinership, court protection, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, examinership, court protection or other relief with respect to it or its debts, or (B) seeking appointment of an examiner, receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not or shall admit in writing its inability to, pay its debts as they become due; or

(g)       (i) The Borrower, its Subsidiaries or any Commonly Controlled Entity engages in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan fails to meet the minimum funding standards described in Section 302 of ERISA or any Lien in favor of the PBGC or a Plan arises on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event occurs with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee results in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan terminates for purposes of Title IV of ERISA, (v) a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (vi) the Borrower or any Commonly Controlled Entity incurs any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, or a determination that any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (vii) any other event or condition occurs or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)       Any one judgment or decree shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or in excess of the amount recoverable by insurance) of $150,000,000 (net of any related tax benefit) or more, and such judgment or decree shall not have been vacated, discharged, stayed or appealed (as long as enforcement is effectively stayed during such appeal or such appeal is bonded, if required) within 60 days from the entry thereof; or

(i)       (i) Any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 40% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Borrower (other than Peter M. Nicholas and John E. Abele or any of their affiliated trust holdings) or (B) shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors; or (ii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors; “Continuing Directors” shall mean the directors of the Borrower on the Closing Date and each other director, if such other director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative

Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 9

THE AGENTS

9.1.       Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2.       Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3.       Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

9.4.       Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5.       Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6.       Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the

Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7.       Indemnification. The Lenders agree to indemnify the Administrative Agent (or sub-agent), in its capacity and any Related Party acting for the Administrative Agent (or any sub-agent) in connection with such capacity (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent (or any sub-agent) or such Related Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent (or any sub-agent) or such Related Party under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent (or sub-agent) or any Related Party acting for the Administrative Agent (or any sub-agent) in connection with such capacity. The agreements in this subsection 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8.       Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, if any, as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9.       Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent (provided that it shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Upon the earlier of (i) the 10 day period following the Administrative Agent’s notice of resignation to the Lenders and (ii) the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9). The term “Administrative Agent” shall mean such successor agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10.       The Lead Arrangers, Syndication Agent and Documentation Agents. None of the Lead Arrangers, the Syndication Agent or the Documentation Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement, in its capacity as such, other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lead Arrangers, the Syndication Agent or the Documentation Agents shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lead Arrangers, the Syndication Agent or the Documentation Agents in deciding to enter into this Agreement or in taking or not taking any action hereunder.

9.11.       Certain ERISA Matters.

(a)       Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Lead Arrangers, the Syndication Agent, the Documentation Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified

Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfied the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has not provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers, the Syndication Agent, the Documentation Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or the Lead Arrangers, the Syndication Agent, the Documentation Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 10

Reserved

SECTION 11

MISCELLANEOUS

11.1.       Amendments and Waivers.

(a)       Except as provided in paragraphs (b) and (d) of this subsection 11.1, neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or reduce the stated rate or amount of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment without the consent of each Lender directly affected thereby, (ii) amend, modify or waive any provision of this subsection or reduce the percentages specified in the definition of Majority Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent or (iv) modify the pro rata distribution of payments, proceeds or fees payable to the Lenders (except in connection with an amend and extend transaction offered ratably to all Lenders under a tranche of Commitments) without the consent of each Lender directly affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b)       Notwithstanding the provisions of this subsection 11.1, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended and the principal amount owed to such Lender may not be reduced other than pursuant to payments made by a Borrower with respect thereto without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c)       Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Majority Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or manifest error in any Loan Document.

(d)       If any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, subsection 11.6 and payment of amounts due to such Lender under this Agreement), all of its interests, rights (other than its existing rights to payments pursuant to subsection 3.9 or subsection 3.10) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender or an Affiliate of a Lender, if a Lender or such Affiliate accepts such assignment); provided that the applicable assignee shall have consented to the applicable amendment, waiver or consent.

11.2.       Notices.

(a)       General. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, or to such other address as may be hereafter notified by the respective parties hereto:

If to the Borrower:

Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts 01752

Attention: Daniel J. Brennan
Executive Vice President and Chief Financial Officer
and Robert J. Castagna
Vice President and Treasurer

Fax: 508-683-4410

www.bostonscientific.com

with a copy to:

Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts 01752

Attention: Desiree Ralls-Morrison
Senior Vice President, General Counsel, and Secretary

If to the Administrative Agent:

The Bank of Nova Scotia
720 King Street West, 4th Floor,

Toronto, Ontario, Canada M5V 2T3

Attn: Michael Mohan / GWO US AGENCY

Phone: 416-645-7173 (direct) 212-225-5705 (group)

Email: michael.mohan@scotiabank.com and

GWSLoanOps.USAgency@scotiabank.com

If to the Administrative Agent (for all borrowings, conversions and continuations):

The Bank of Nova Scotia

720 King Street West, 4th Floor,

Toronto, Ontario, Canada M5V 2T3

Attention: GWO US AGENCY

Telephone No.: 212-225-5705

E-mail: GWSLoanOps.USAgency@scotiabank.com

With a copy to: Michael Mohan

E-mail: michael.mohan@scotiabank.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.4, or 3.2 shall not be effective until received.

(b)       Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Sections 2 and 3 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)       The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the

Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

11.3.       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.       Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5.       Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lead Arrangers and the Administrative Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of outside counsel (including one local counsel in each applicable jurisdiction) to the Administrative Agent and the Lead Arrangers, (b) to pay or reimburse each Lender, the Lead Arrangers and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the documented fees and disbursements of counsel (including the allocated fees and expenses of in house counsel) to each Lender and of counsel to the Administrative Agent and the Lead Arrangers, provided, that in connection with any workout or restructuring, the Borrower shall pay the fees and disbursements of one U.S. counsel for the Administrative Agent, the Lead Arrangers and the Lenders pursuant to this clause (b), and, in the case of an actual or perceived conflict of interest where the indemnified party affected by such conflict informs the Borrower of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected indemnified party, (c) to pay, indemnify, and hold each Lender and the Administrative Agent and each of their affiliates and their respective officer, directors, employees, agents and advisors (each, an “indemnified party”) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each indemnified party harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by any indemnified party or asserted against any indemnified party by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with or as a result of the Transactions (or any transactions related thereto), or the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any indemnified party with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnified party determined in a court of competent jurisdiction in a final non-appealable judgment. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder and the termination of this Agreement.

11.6.       Successors and Assigns; Participations and Assignments.

(a)       This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)       Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (other than a Defaulting Lender, the Borrower or its Affiliates or Subsidiaries or any natural Person) (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant’s participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 11.1(a). The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 11.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 3.9, 3.10 and 3.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of subsection 3.10, such Participant shall have complied with the requirements of said subsection, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other Obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, the Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)       Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time, assign (i) to any Lender or any Lender Affiliate with the consent (in each case, not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent or (ii) with the consent of the Borrower (unless an Event of Default shall have occurred and be continuing) and the Administrative Agent (which consent in each case shall not be unreasonably withheld, delayed or conditioned), to an additional bank, financial institution, or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Assumption, substantially in the form of Exhibit D (the “Assignment and Assumption”), executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not a Lender or a Lender Affiliate, by the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that, except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent), and provided further that no such assignment shall be made to (A) any Defaulting Lender or any of its Subsidiaries, (B) the Borrower or any of its Affiliates or Subsidiaries or (C) any natural person. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with Commitments as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall continue to be entitled to the indemnity and expense reimbursement provisions in the Loan Documents arising out of the period prior to the assignment).

(d)       The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)       Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or a Lender Affiliate, by the Borrower (if required) and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower; provided that the Administrative Agent may, in its sole discretion, elect to waive such registration and processing fee in the case of any assignment.

(f)       The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, subject to the provisions of subsection 11.14, any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g)       Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender in accordance with applicable law; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)       In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall (unless otherwise agreed by the Borrower and the Administrative Agent) be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all applicable Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

11.7.       Adjustments; Set-off.

(a)       If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans (or any participation therein arising pursuant to subsection 11.15) then due and owing, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender (other than to the extent expressly provided herein or by court order), if any, in respect of such other Lender’s Loans (or any participation therein arising pursuant to subsection 11.15) then due and owing, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; and provided further that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of subsection 2.5 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(b)       In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8.       Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission or in electronic (i.e., “pdf” or “tif”) format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9.       Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this subsection 11.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws or a Bail-In Action, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.10.       Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11.       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12.       Submission To Jurisdiction and Waivers. The Borrower hereby irrevocably and unconditionally:

(a)       submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the United States of America for the Southern District of New York Courts and, if such courts lack subject matter jurisdiction, the State of New York sitting in New York County, Borough of Manhattan, and appellate courts from any thereof;

(b)       consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)       agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

11.13.       Acknowledgements. The Borrower hereby acknowledges that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)       neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14.       Confidentiality. Each Lender agrees to keep confidential any Information (a) provided to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such Information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or prospective Transferee which receives such Information having been made aware of the confidential nature thereof and having agreed to abide by the provisions of this subsection 11.14, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, and to its and its Affiliates’ respective employees, officers, directors, agents, attorneys, accountants and other professional advisors who are directed to be bound by the provisions of this subsection 11.14 and who have a need for such Information in connection with this Agreement or other transactions or proposed transactions with the Borrower, (iv) upon the request or demand of any Governmental Authority having jurisdiction or oversight over such Lender or in connection with any assignment or pledge permitted under subsection 11.6(g), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) subject to an agreement to comply with the provisions of this subsection, to any actual or prospective counter-party (or its advisors) to any Hedge Agreement, (vii) which has been publicly disclosed other than in breach of this Agreement, (viii) in connection with the exercise of any remedy hereunder, or (ix) with the written consent of either a Responsible Officer or the treasurer of the Borrower.

For purposes of this Section, “Information” means all information received from either Borrower or any Subsidiary relating to either Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

11.15.       Reserved.

11.16.       Judgment.

(a)       If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

(b)       The obligation of the Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, the Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to the Borrower such excess.

11.17.        WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.18.       USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

11.19.       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and the Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person and (ii) neither the Administrative Agent nor the Lead Arrangers has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Lead Arrangers has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.

11.20.       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Robert J. Castagna
Name:	Robert J. Castagna
Title:	Vice President and Treasurer

Signature Page to 2020 Term Loan Credit Agreement

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:	/s/ Arjun Talwalkar
Name:	Arjun Talwalkar
Title:	Director

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Arjun Talwalkar
Name:	Arjun Talwalkar
Title:	Director

Signature Page to 2020 Term Loan Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Darin Mullis
Name:	Darin Mullis
Title:	Managing Director

Signature Page to 2020 Term Loan Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Darren Merten
Name:	Darren Merten
Title:	Director

Signature Page to 2020 Term Loan Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director

Signature Page to 2020 Term Loan Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Pranjal Gambhir
Name:	Pranjal Gambhir
Title:	Vice President

Signature Page to 2020 Term Loan Credit Agreement

DNB Capital LLC, as a Lender

By:	/s/ Samantha Stone
Name:	Samantha Stone
Title:	Vice President

By:	/s/ Mita Zalavadia
Name:	Mita Zalavadia
Title:	Assistant Vice President

Signature Page to 2020 Term Loan Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Stephen Lescher
Name:	Stephen Lescher
Title:	Vice President

Signature Page to 2020 Term Loan Credit Agreement

Royal Bank of Canada, as a Lender

By:	/s/ Scott MacVicar
Name:	Scott MacVicar
Title:	Authorized Signatory

Signature Page to 2020 Term Loan Credit Agreement

Societe Generale, as a Lender

By:	/s/ Jonathan Logan
Name:	Jonathan Logan
Title:	Director

Signature Page to 2020 Term Loan Credit Agreement

ALLIED IRISH BANKS, P.L.C., as a Lender

By:	/s/ Conor Brogan
Name:	Conor Brogan
Title:	Senior Manager, AIB Corporate Banking

Signature Page to 2020 Term Loan Credit Agreement

BNP Paribas, as a Lender

By:	/s/ John T. Bosco
Name:	John T. Bosco
Title:	Managing Director

By:	/s/ Michael Pearce
Name:	Michael Pearce
Title:	Managing Director

Signature Page to 2020 Term Loan Credit Agreement

MUFG Bank, Ltd., as a Lender

By:	/s/ David Meisner
Name:	David Meisner
Title:	Vice President

Signature Page to 2020 Term Loan Credit Agreement

STANDARD CHARTERED BANK, as a Lender

By:	/s/ James Beck
Name:	James Beck
Title:	Associate Director

Signature Page to 2020 Term Loan Credit Agreement

The Toronto-Dominion Bank, New York Branch, as a Lender

By:	/s/ Maria Macchiaroli
Name:	Maria Macchiaroli
Title:	Authorized Signatory

Signature Page to 2020 Term Loan Credit Agreement

US Bank, National Association, as a Lender

By:	/s/ Michael West
Name:	Michael West
Title:	Senior Vice President

Signature Page to 2020 Term Loan Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Annie Carr
Name:	Annie Carr
Title:	Authorized Signatory

Signature Page to 2020 Term Loan Credit Agreement

SCHEDULE I

NAMES AND COMMITMENTS OF LENDERS

Name	Commitment
Wells Fargo Bank, National Association	$160,000,000.00
The Bank of Nova Scotia	$160,000,000.00
Bank of America, N.A.	$80,000,000.00
Barclays Bank PLC	$80,000,000.00
Citibank, N.A.	$80,000,000.00
DNB Capital LLC	$80,000,000.00
JPMorgan Chase Bank, N.A.	$80,000,000.00
Royal Bank of Canada	$80,000,000.00
Société Générale	$80,000,000.00
Allied Irish Banks, p.l.c.	$55,000,000.00
BNP Paribas	$55,000,000.00
MUFG Bank, Ltd.	$55,000,000.00
Standard Chartered Bank	$55,000,000.00
The Toronto-Dominion Bank, New York Branch	$55,000,000.00
US Bank, National Association	$55,000,000.00
Goldman Sachs Bank USA	$40,000,000.00
Total	$1,250,000,000.00